UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 3, 2006

ALLIS-CHALMERS ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware	001-02199	39-0126090
(State or other jurisdiction of	(Commission File	(I.R.S. Employer Identification
incorporation or organization)	Number)	No.)

5075 Westheimer
Suite 890
Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 369-0550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement

On April 3, 2006, Allis-Chalmers Energy Inc. (the “Company”) entered into a Stock Purchase Agreement with Tommie L. Rogers for the acquisition by the Company of all the outstanding capital stock of Rogers Oil Tool Services, Inc., a Louisiana corporation ("Rogers Oil Tool"). The purchase price for Rogers Oil Tool was approximately $11.3M in cash, issuance of a $750,000 three year promissory note and 125,285 shares of common stock of the Company. Mr. Rogers will continue as President of Rogers Oil Tool and included in the purchase were certain patents and trademarks from Mr. Rogers used by Rogers Oil Tool. Rogers Oil Tool is in the business of providing service for tubing and casing tongs, and renting and selling specialized automated power tongs to the snubbing and well control markets. The assets owned by Rogers Oil Tool consist of drill pipe tongs, accessories, hydraulic power units and hydraulic tong positioners.

Item 3.02: Unregistered Sales of Equity Securities

In connection with the acquisition of all the outstanding capital stock of Rogers Oil Tool as described in Item 1.01 above, the Company issued to Mr. Rogers 125,285 shares of common stock in consideration for the capital stock of Rogers Oil Tool. The shares of common stock issued to Mr. Rogers were valued at the average closing price for the Company's common stock on the American Stock Exchange for the ten trading days prior to April 3, 2006. The issuance and sale of the shares of common stock to Mr. Rogers were exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), under Section 4(2) of the Securities Act in a transaction by the Company, which did not involve a public offering. This issuance did not involve any general solicitation or general advertising. Mr. Rogers, to whom these shares were issued, is an accredited investor, as defined by Rule 501 of Regulation D under the Securities Act, and he has the requisite business and financial knowledge and experience to analyze the risks associated with an investment in the shares of common stock.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
10.1	Stock Purchase Agreement, dated April 3, 2006, by and between Allis-Chalmers Energy Inc. and Tommie L. Rogers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIS-CHALMERS ENERGY INC.

By:	/s/ Victor M. Perez

Victor M. Perez Chief Financial Officer

Date: April 6, 2006

Exhibit Index

Exhibit Number	Description
10.1	Stock Purchase Agreement, dated April 3, 2006, by and between Allis-Chalmers Energy Inc. and Tommie L. Rogers.